Exhibit 99.1

Staffing 360 Solutions Announces Pricing of $5 Million Public Offering

NEW YORK, February 7, 2023 - Staffing 360 Solutions, Inc. (NASDAQ: STAF) (“Staffing 360” or “the Company”), a staffing company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, today announced the pricing of a public offering of 1,884,516 units (or pre-funded units in lieu thereof), each unit consisting of one share of common stock (or pre-funded warrant in lieu thereof) and one warrant to purchase one share of common stock, at an offering price to the public of $2.6532 per unit (or pre-funded unit in lieu thereof). The shares of common stock (or pre-funded warrants) and the warrants included in the units (or pre-funded units in lieu thereof) can only be purchased together in the offering, but will be issued separately and will be immediately separable upon issuance. The warrants have an exercise price of $2.47 per share, will be immediately exercisable, and will expire five years from issuance. The offering is expected to close on or about February 10, 2023, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from the offering are expected to be approximately $5 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use 50% of the net proceeds to repay a portion of the outstanding obligations under the Third Amended and Restated Senior Secured 12% Promissory Note held by Jackson Investment Group, LLC, and the remaining 50% of the net proceeds for working capital purposes.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-269308) originally filed with the Securities and Exchange Commission (“SEC”) on January 20, 2023 and declared effective on February 7, 2023. The public offering is being made only by means of a prospectus, which is part of the effective registration statement. When available, electronic copies of the final prospectus may be obtained for free on the SEC’s website located at http://www.sec.gov and may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

The Company also has agreed that certain existing warrants to purchase up to an aggregate of 876,654 shares of common stock at an exercise price of $5.85 per share and an expiration date of January 7, 2028 will be amended effective upon the closing of the offering, such that the amended warrants will have a reduced exercise price of $2.47 per share following the closing of the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions and as part of its targeted consolidation model, is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and light industrial staffing space. For more information, visit http://www.staffing360solutions.com.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as “expect,” “look forward to,” “anticipate” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “project” or words of similar meaning. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and include, among others, the completion of the public offering, the satisfaction of customary closing conditions related to the public offering and the intended use of proceeds from the public offering; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation; the Company’s ability to maintain its listing on the Nasdaq Capital Market; market and other conditions; the geographic, social and economic impact of COVID-19 and its ongoing effects on the Company’s ability to conduct its business and raise capital in the future when needed; weakness in general economic conditions and levels of capital spending by customers in the industries the Company serves; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of customer capital projects or the inability of the Company’s customers to pay the Company’s fees; the termination of a major customer contract or project; delays or reductions in U.S. government spending; credit risks associated with the Company’s customers; competitive market pressures; the availability and cost of qualified labor; the Company’s level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations, including the impact of health care reform laws and regulations; the possibility of incurring liability for the Company’s business activities, including, but not limited to, the activities of the Company’s temporary employees; the Company’s performance on customer contracts; negative outcome of pending and future claims and litigation; government policies, legislation or judicial decisions adverse to the Company’s businesses; the Company’s ability to access the capital markets by pursuing additional debt and equity financing to fund its business plan and expenses on terms acceptable to the Company or at all; and the Company’s ability to comply with its contractual covenants, including in respect of its debt agreements, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. The Company does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contacts:

Matt Blazei

CoreIR

(516) 386-0430

mattb@coreir.com